                                  May 12, 2004


Cohen & Steers Select Utility Fund, Inc.
757 Third Avenue
New York, New York 10017


Ladies and Gentlemen:

                  We have acted as counsel to Cohen & Steers Select Utility

Fund, Inc., a closed-end management investment company organized as a Maryland corporation (the "Company"), in connection with the Registration Statement on

Form N-2, File Nos. 333-113944 and 811-21485 (the "Registration Statement"),

filed by the Company with the Securities and Exchange Commission (the

"Commission") under the Securities Act of 1933, as amended (the "Act") and the

Investment Company Act of 1940, as amended, relating to the issuance by the

Company of taxable auction market preferred stock, each par value $.001 per share, with a liquidation preference of $25,000 per share (collectively, the

"Shares") in connection with the offering described in the Registration

Statement.

                  We have examined the Registration Statement and forms of the share certificates which have been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements,

documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Cohen & Steers Select Utility
Fund, Inc.

                                      -2-
                                                                    May 12, 2004


As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

                  In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

                  Based upon the foregoing, and subject to the qualifications,

assumptions and limitations stated herein, we are of the opinion that (1) when the Pricing Committee of the Board of Directors of the Company (the "Board") has

determined certain of the terms, rights and preferences of the Shares pursuant to the authority delegated to it by the Board, (2) when the Articles

Supplementary relating to the Shares have been duly filed with the Maryland

State Department of Assessments and Taxation and (3) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Shares will be validly issued, fully paid and nonassessable.

                  Insofar as the opinion expressed herein relates to or is

dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of Venable LLP dated the date hereof.

                  We do not express any opinion herein concerning any law other than the law of the State of New York and, to the extent set forth herein, the law of the State of Maryland.

Cohen & Steers Select Utility
Fund, Inc.

                                      -3-
                                                                    May 12, 2004

                  We hereby consent to the filing of this opinion letter as

Exhibit 2(l)(i) to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus included in the Registration

Statement.

                                             Very truly yours,

                                             /s/ Simpson Thacher & Bartlett LLP

                                             SIMPSON THACHER & BARTLETT LLP